Exhibit 1.1

AMENDMENT NO. 2 TO THE SALES AGREEMENT

May 10, 2023

JEFFERIES LLC

520 Madison Avenue

New York, New York 10022

Ladies and Gentlemen:

This Amendment No. 2 to the sales agreement (this “Amendment No. 2”) is entered into as of the date first written above by Beam Therapeutics Inc., a Delaware corporation (the “Company”), and Jefferies LLC (the “Agent”), that are parties to that certain sales agreement, dated April 1, 2021 (the “Original Agreement”), as amended by Amendment No. 1 to the Original Agreement, dated July 7, 2021 (“Amendment No. 1” and together with the Original Agreement, the “Sales Agreement”) relating to the offering of up to $800,000,000 of the Company’s Common Shares (as defined below).

On the date hereof, the Company has filed or will file a Prospectus Supplement relating to the offering of an additional $300,000,000 of the Company’s Common Shares (the “May 2023 Prospectus Supplement”).

This amendment, among other items, increases the aggregate offering price to $1,100,000,000. All capitalized terms not defined herein shall have the meanings ascribed to them in the Sales Agreement.

The parties, intending to be legally bound, hereby amend the Sales Agreement as follows:

1. The preamble to the Sales Agreement is hereby deleted in its entirety and replaced with the following:

“Beam Therapeutics Inc., a Delaware corporation (the “Company”), proposes, subject to the terms and conditions stated herein, to issue and sell from time to time through Jefferies LLC, as sales agent and/or principal (the “Agent”), shares of the Company’s common stock, par value $0.01 per share (the “Common Shares”), having an aggregate offering price of up to $1,100,000,000 on the terms set forth in this sales agreement (this “Agreement”).”

2. For the avoidance of doubt, any reference to “Prospectus” in the Sales Agreement shall be deemed to include the May 2023 Prospectus Supplement.

3. Section 2(jj) of the Sales Agreement is hereby amended and restate in its entirety as follows:

“(jj) No Conflicts with Sanctions Laws. Neither the Company nor its subsidiaries, directors, officers, or employees, nor, to the knowledge of the Company, any agent, affiliate or other person associated with or acting on behalf of the Company or its subsidiaries is currently the subject or the target of any sanctions administered or enforced by the U.S. government, (including, without limitation, the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State and including, without limitation, the designation as a “specially designated national” or “blocked person”), the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority (collectively, “Sanctions”), nor are the Company or its subsidiaries located, organized or resident in a country or territory that is the subject or target of Sanctions, including, without limitation, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, any other Covered Region of

Ukraine identified pursuant to Executive Order 14065, the Crimea region of Ukraine, Cuba, Iran, North Korea and Syria (each, a “Sanctioned Country”); and the Company will not directly or indirectly use the proceeds of the offering of the Shares hereunder, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity (i) to fund or facilitate any activities of or business with any person that, at the time of such funding or facilitation, is the subject or target of Sanctions, (ii) to fund or facilitate any activities of or business in any Sanctioned Country or (iii) in any other manner that will result in a violation by any person (including any person participating in the transaction, whether as underwriter, advisor, investor or otherwise) of Sanctions. Since the Company’s inception, the Company and its subsidiaries have not knowingly engaged in and are not now knowingly engaged in any dealings or transactions with any person that at the time of the dealing or transaction is or was the subject or the target of Sanctions or with any Sanctioned Country.”

4. The Company represents and warrants to, and agrees with the Agent that: (a) this Amendment No. 2 has been duly authorized, executed and delivered by, and is a valid and binding agreement of, the Company, enforceable in accordance with its terms, except as rights to indemnification hereunder may be limited by applicable law and except as the enforcement hereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors or by general equitable principles; and (b) that on the date hereof, the Company will file a Prospectus Supplement pursuant to Rule 424(b) under the Securities Act relating to the additional Common Shares which may be issued pursuant to the Sales Agreement as amended by this Amendment No. 2 and a Current Report on Form 8-K relating to this Amendment No. 2.

5. Without limiting any other agreement, including Section 3(d), as applicable, the Company agrees to pay all costs, fees and expenses incurred in connection with entering into this Amendment No. 2 and the performance of the Company’s obligations under the Sales Agreement as further amended by this Amendment No. 2 and the transactions contemplated hereby and thereby, including without limitation, (i) all filing fees, attorneys’ fees and expenses incurred by the Company or any Agent in connection with qualifying or registering (or obtaining exemptions from the qualification or registration of) all or any part of the Shares authorized by this Amendment No. 2 for offer and sale under the state securities or blue sky laws or the provincial securities laws of Canada, and, if requested by an Agent, preparing and printing a “Blue Sky Survey” or memorandum and a “Canadian wrapper” and any supplements thereto, advising the Agent of such qualifications, registrations, determinations and exemptions and (ii) the reasonable fees and disbursements of the Agent’s counsel, including the reasonable fees and expenses of counsel for the Agent in connection with, FINRA review, if any, and approval of the Agent’s participation in the offering and distribution of the Shares authorized by this Amendment No. 2. The fees and disbursements of Agent’s counsel pursuant to subsections (i) and (ii) above shall not exceed $75,000. For the avoidance of doubt, the $75,000 of fees and disbursements of Agent’s counsel that may become payable by the Company hereunder shall be in addition to the fees and disbursements of Agent’s counsel in connection with entering into the Original Agreement, as amended by Amendment No. 1, that are payable by the Company under Section 3(d) of the Sales Agreement and up to $25,000 of fees and disbursements of Agent’s Counsel that may become payable by the Company pursuant to Section 3(d) of the Sales Agreement in connection with each Triggering Event Date on which the Company is required to provide a certificate pursuant to Section 4(o) of the Sales Agreement.

6. The Sales Agreement, as further amended by this Amendment No. 2, represents the final agreement of the parties and supersedes all prior written or oral and all contemporaneous oral agreements, understandings and negotiations with respect to the subject matter hereof. This Amendment No. 2 may not be amended or modified unless in writing by all of the parties hereto, and no condition herein (express or implied) may be waived unless waived in writing by each party whom the condition is meant to benefit. The Section headings herein are for the convenience of the parties only and shall not affect the construction or interpretation of this Amendment No. 2.

7. The invalidity or unenforceability of any section, paragraph or provision of this Amendment No. 2 shall not affect the validity or enforceability of any other section, paragraph or provision hereof. If any section, paragraph or provision of this Amendment No. 2 is for any reason determined to be invalid or unenforceable, there shall be deemed to be made such minor changes (and only such minor changes) as are necessary to make it valid and enforceable. All references in the Sales Agreement to the “Agreement” shall mean the Original Agreement as amended by Amendment No. 1 and as further amended by this Amendment No. 2; provided, however, that all references to “date of this Agreement” in the Sales Agreement shall (i) continue to refer to the date of the Original Agreement, unless otherwise amended pursuant to Amendment No. 1 or this Amendment No. 2, and (ii) refer to each of the date of the Original Agreement, the date of Amendment No. 1 and the date of this Amendment No. 2, as the case may be, except with respect to the first paragraph of Section 2 “Representations and Warranties of the Company,” Section 2(b) “Compliance with Registration Requirements,” and Section 8(a) “Press Release and Disclosure.”

8. This Amendment No. 2 shall be governed by and construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed in such state. Any legal suit, action or proceeding arising out of or based upon this Amendment No. 2 or the transactions contemplated hereby or by the Sales Agreement may be instituted in the federal courts of the United States of America located in the Borough of Manhattan in the City of New York or the courts of the State of New York in each case located in the Borough of Manhattan in the City of New York (collectively, the “Specified Courts”), and each party irrevocably submits to the exclusive jurisdiction (except for proceedings instituted in regard to the enforcement of a judgment of any such court, as to which such jurisdiction is non-exclusive) of such courts in any such suit, action or proceeding. Service of any process, summons, notice or document by mail to such party’s address set forth in the Sales Agreement shall be effective service of process for any suit, action or other proceeding brought in any such court. The parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or other proceeding in the Specified Courts and irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such suit, action or other proceeding brought in any such court has been brought in an inconvenient forum.

9. This Amendment No. 2 may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument. Delivery of an executed amendment by one party to the other may be made by facsimile, electronic mail or other transmission method as permitted by applicable law, and the parties hereto agree that any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes. A party’s electronic signature (complying with the New York Electronic Signatures and Records Act (N.Y. State Tech. §§ 301-309), as amended from time to time, or other applicable law) of this Amendment No. 2 shall have the same validity and effect as a signature affixed by the party’s hand.

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If the foregoing correctly sets forth the understanding between the Company and the Agent, please so indicate in the space provided below for that purpose, whereupon this letter shall constitute a binding amendment to the Sales Agreement between the Company and the Agent.

Very truly yours,

JEFFERIES LLC

By:	/s/ Donald Lynaugh
Name:	Donald Lynaugh
Title:	Managing Director

ACCEPTED as of the date first-above written:

BEAM THERAPEUTICS INC.

By:	/s/ Terry-Ann Burrell
Name:	Terry-Ann Burrell
Title:	Chief Financial Officer

[Signature Page to Amendment No. 2 to the Sales Agreement]